Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128881 of Williams Partners L.P., on Form S-8, and Registration Statement No. 333-179471 of Williams Partners L.P., on Form S-3 of our report dated February 23, 2012 relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of and for the year ended December 31, 2011, appearing in this Annual Report on Form 10-K of Williams Partners L.P. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Houston, Texas
February 23, 2012